Exhibit 23.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 27, 2012, with respect to the consolidated financial statements and schedule of Medicis Pharmaceutical Corporation which are incorporated by reference in Valeant Pharmaceuticals International, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 14, 2012 as amended by Current Report on Form 8-K/A filed with the Securities and Exchange Commission on February 25, 2013 incorporated by reference in the Registration Statement on Form S-3 and related Prospectus of Valeant Pharmaceuticals International, Inc. for the registration of shares of its common stock.

Ernst & Young LLP

Phoenix, Arizona

June 7, 2013